Exhibit 99.1

CAI International, Inc. Reports Results for the Fourth Quarter and Full Year of 2018

SAN FRANCISCO--(BUSINESS WIRE)--February 20, 2019--CAI International, Inc. (CAI) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the fourth quarter and full year of 2018.

Record net income for the year of $73.5 million driven by strong container demand

Logistics revenue grew to a record $111.5 million up 38% driven by demand for truck brokerage and intermodal services

Highlights

  Net income attributable to CAI common stockholders for the year ended December 31, 2018 was $73.5 million, or $3.71 per fully diluted share, both records. Net income for the year ended December 31, 2017 was $72.1 million, or $3.68 per fully diluted share. Excluding one-time net tax benefits, adjusted net income for the year ended December 31, 2017 was $56.2 million, or $2.87 per fully diluted share1.
  CAI reported record lease-related revenue of $320.6 million for the year ended December 31, 2018, an increase of 20% compared to the year-ended December 31, 2017.
  CAI’s logistics revenue grew 38% in 2018 to a record $111.5 million.
  Net income attributable to CAI common stockholders for the fourth quarter of 2018 was $17.2 million, or $0.89 per fully diluted share, compared to net income for the fourth quarter of 2017 of $36.6 million, or $1.81 per fully diluted share. Excluding one-time net tax benefits, adjusted net income for the fourth quarter of 2017 was $20.7 million, or $1.03 per fully diluted share1.
  CAI’s lease-related revenue grew to a record level of $85.3 million for the fourth quarter of 2018, an increase of 14% compared to the fourth quarter of 2017.
  Logistics revenue for the fourth quarter of 2018 was $30.2 million, an increase of 55% compared to the fourth quarter of 2017.
  Average utilization for CAI’s owned container fleet during the fourth quarter of 2018 was 99.2% compared to 99.0% for the fourth quarter of 2017.
  CAI sold 385 railcars in the fourth quarter of 2018 for $40 million, reporting a $1.8 million gain on sale.
  Under the previously approved share repurchase program, CAI repurchased approximately 542,000 shares of common stock during the fourth quarter of 2018 at an average price of $23.83 per share.
  Return on average common equity for 2018 was 13%.

1 Refer to the “Reconciliation of GAAP Amounts to Non-GAAP Amounts” and “Use of Non-GAAP Financial Measures” set forth below

Additional information on CAI's results, as well as comments on market trends, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “2018 was a tremendous year for our company as we expanded each of our core businesses. For the year we reported record lease related revenue of $320.6 million, growth of 20% over 2017, and record logistics revenue of $111.5 million, growth of 38% compared to 2017. For the full year we reported record net income of $73.5 million, or $3.71 per fully diluted share, compared to net income for the year ended December 31, 2017 of $72.1 million, or $3.68 per fully diluted share. Excluding one-time net tax benefits, adjusted net income in 2017 was $56.2 million, or $2.87 per fully diluted share.

Our results for the fourth quarter remained very strong as we continued to benefit from the container investments made in the second and third quarters of the year. We reported net income for the fourth quarter of $17.2 million, or $0.89 per fully diluted share. The average utilization of our container fleet for the fourth quarter was 99.2% and is currently 98.8%. Despite the strong momentum, interest expense in the quarter increased by $3.4 million compared to the third quarter, reflecting the increase in our proportion of fixed rate debt, as well as overall increases in both debt levels and interest rates.

Mr Garcia continued, “We are optimistic regarding the prospects for our container business in 2019. We begin 2019 from a position of strength, with utilization at 99% and 92% of our on-lease owned fleet (in CEUs) on long-term committed leases. In the last two years we have leased over $1.0 billion of new containers with an average lease term of 8.6 years. We expect our overall utilization to remain strong as we benefit from our tight contract structure and long lease commitments. Secondary prices of containers continue to be strong in most markets.

“During the fourth quarter of 2018, we sold 385 railcars for $40 million and reported a gain of $1.8 million. We continue to see improving utilization and rental rate trends in our rail segment. Our rail car utilization in the fourth quarter increased to 87% for all railcars as compared to 84% in the third quarter of 2018. Rental rates for most rail car types have increased by 30 to 80% as compared to the levels in 2017 and we expect this strengthening of lease rates to bring improved overall financial returns for rail car owners. Our commitment to new railcar deliveries will be complete during the first half of 2019 when we will take delivery of $64 million of additional railcars, most of which are already on committed leases with attractive financial returns.

“We continue to be focused on growth in our logistics business, particularly as it relates to domestic intermodal and truck brokerage where we have had the most success in increasing our customer portfolio and volume. We expect continued double-digit revenue growth in our logistics business in 2019 as we continue to expand our overall operation and gain additional customers.

“We continue to manage our balance sheet to reduce interest rate risk and improve overall financial returns. During the quarter we purchased 542,000 shares of our common stock at an average price per share of $23.83. We have approximately 2.4 million shares remaining of the 3 million share repurchase authorization we announced in the third quarter of 2018. We continue to view our shares as an attractive investment for long term shareholder value creation and expect to continue repurchasing shares in 2019. We are comfortable with our mix of fixed and floating rate debt with 62% being fixed at the end of the fourth quarter.

Mr. Garcia concluded, “2018 was a tremendous year for our company as we continued to expand our businesses and reported record financial returns. As we look into 2019, we remain confident in the financial strength of our company and will make decisions that have both immediate benefits to our results and enhance the long-term strategic development of our company.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	December 31,	December 31,
	2018	2017
Assets
Current assets
Cash	$20,104	$14,735
Cash held by variable interest entities	25,211	20,685
Accounts receivable, net of allowance for doubtful accounts of $2,042 and $1,440
at December 31, 2018 and 2017, respectively	95,280	68,324
Current portion of net investment in direct finance leases	75,975	30,063
Prepaid expenses and other current assets	2,789	4,258
Total current assets	219,359	138,065
Restricted cash	30,668	11,789
Rental equipment, net of accumulated depreciation of $599,443 and $505,546
at December 31, 2018 and 2017, respectively	2,265,260	2,004,961
Net investment in direct finance leases	473,792	246,450
Goodwill	15,794	15,794
Intangible assets, net of accumulated amortization of $5,397 and $3,407
at December 31, 2018 and 2017, respectively	5,733	7,723
Furniture, fixtures and equipment, net of accumulated depreciation of $2,635 and $3,201
at December 31, 2018 and 2017, respectively	964	338
Other non-current assets	385	3,008
Total assets	$3,011,955	$2,428,128

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,371	$7,831
Accrued expenses and other current liabilities	21,798	15,706
Due to container investors	2,609	1,845
Unearned revenue	7,573	7,811
Current portion of debt	311,381	132,049
Rental equipment payable	74,139	92,415
Total current liabilities	424,871	257,657
Debt	1,847,633	1,570,773
Deferred income tax liability	38,319	35,853
Total liabilities	2,310,823	1,864,283

Stockholders' equity
Preferred stock, par value $.0001 per share; authorized 10,000,000 and 5,000,000 at
December 31, 2018 and 2017, respectively:
8.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 2,199,610 and 0 shares at December 31, 2018 and
2017, respectively, at liquidation preference	54,990	-
8.50% Series B fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 1,955,000 and 0 shares at December 31, 2018 and
2017, respectively, at liquidation preference	48,875	-
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding
18,764,459 and 20,390,622 shares at December 31, 2018 and 2017, respectively	2	2
Additional paid-in capital	132,666	172,325
Accumulated other comprehensive loss	(6,513)	(6,122)
Retained earnings	471,112	397,640
Total stockholders' equity	701,132	563,845
Total liabilities and stockholders' equity	$3,011,955	$2,428,128

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue
Container lease revenue	$76,626	$65,581	$284,924	$235,365
Rail lease revenue	8,721	9,017	35,703	32,476
Logistics revenue	30,220	19,436	111,471	80,552
Total revenue	115,567	94,034	432,098	348,393

Operating expenses
Depreciation of rental equipment	31,777	28,138	121,298	110,952
Storage, handling and other expenses	4,318	4,267	14,545	20,918
Logistics transportation costs	26,634	16,547	97,170	68,155
Gain on sale of used rental equipment	(4,186)	(2,808)	(11,725)	(5,347)
Administrative expenses	14,035	11,487	50,305	42,699
Total operating expenses	72,578	57,631	271,593	237,377

Operating income	42,989	36,403	160,505	111,016

Other expenses
Net interest expense	23,223	15,136	78,345	53,052
Other expense	167	114	677	765
Total other expenses	23,390	15,250	79,022	53,817

Income before income taxes	19,599	21,153	81,483	57,199
Income tax expense (benefit)	192	(15,410)	2,887	(14,861)

Net income	19,407	36,563	78,596	72,060
Preferred stock dividends	2,207	-	5,124	-
Net income attributable to CAI
common stockholders	$17,200	$36,563	$73,472	$72,060

Net income per share attributable to
CAI common stockholders
Basic	$0.90	$1.86	$3.76	$3.74
Diluted	$0.89	$1.81	$3.71	$3.68

Weighted average common shares outstanding
Basic	19,034	19,682	19,562	19,253
Diluted	19,297	20,154	19,818	19,607

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net income	$78,596	$72,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	121,494	111,294
Amortization of debt issuance costs	4,350	3,306
Amortization of intangible assets	1,989	1,969
Stock-based compensation expense	2,867	2,087
Reduction in contingent consideration	-	(2,211)
Unrealized loss on foreign exchange	436	106
Gain on sale of used rental equipment	(11,725)	(5,347)
Deferred income taxes	2,466	(14,947)
Bad debt expense	492	402
Changes in other operating assets and liabilities:
Accounts receivable	(18,607)	(4,994)
Prepaid expenses and other assets	(2,361)	735
Accounts payable, accrued expenses and other current liabilities	2,820	(2,206)
Due to container investors	764	(5,766)
Unearned revenue	(344)	(1,296)
Net cash provided by operating activities	183,237	155,192
Cash flows from investing activities
Purchase of rental equipment	(812,021)	(502,050)
Proceeds from sale of used rental equipment	105,487	66,364
Purchase of furniture, fixtures and equipment	(823)	(126)
Receipt of principal payments from direct finance leases	40,547	24,061
Net cash used in investing activities	(666,810)	(411,751)
Cash flows from financing activities
Proceeds from debt	1,695,064	754,340
Principal payments on debt	(1,236,912)	(527,850)
Debt issuance costs	(5,130)	(3,441)
Proceeds from issuance of common and preferred stock	103,433	28,028
Repurchase of common stock	(40,869)	-
Dividends paid to preferred stockholders	(3,260)	-
Exercise of stock options	24	145
Net cash provided by financing activities	512,350	251,222
Effect on cash of foreign currency translation	(3)	220
Net increase (decrease) in cash and restricted cash	28,774	(5,117)
Cash and restricted cash at beginning of the period	47,209	52,326
Cash and restricted cash at end of the period	$75,983	$47,209

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of December 31,
			2018	2017

Owned container fleet in TEUs			1,465,799	1,146,268
Managed container fleet in TEUs			74,246	80,736
Total container fleet in TEUs			1,540,045	1,227,004

Owned container fleet in CEUs			1,501,060	1,209,209
Managed container fleet in CEUs			67,647	73,530
Total container fleet in CEUs			1,568,707	1,282,739

Owned railcar fleet in units			7,279	7,172

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Average Utilization
Container fleet utilization in CEUs	99.2%	98.9%	99.2%	97.4%
Owned container fleet utilization in CEUs	99.2%	99.0%	99.2%	97.6%
Railcar fleet utilization in units - excluding new units not yet leased	90.0%	87.1%	88.6%	90.0%
Railcar fleet utilization in units - including new units not yet leased	86.7%	73.8%	81.0%	78.3%

			As of December 31,
			2018	2017
Period Ending Utilization
Container fleet utilization in CEUs			99.0%	99.2%
Owned container fleet utilization in CEUs			99.1%	99.2%
Railcar fleet utilization in units - excluding new units not yet leased			90.3%	87.9%
Railcar fleet utilization in units - including new units not yet leased			86.8%	73.4%

Utilization of containers is computed by dividing the total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs.
The total container fleet excludes new units not yet leased and off-hire units designated for sale.
Utilization of railcars is computed by dividing the total number of railcars on lease by the total number of railcars in our fleet.
The impact on utilization of including new units not yet leased in the total railcar fleet has been included in the table above.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

CAI International, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

Three Months Ended
December 31,
2017

Net income attributable to CAI common stockholders	$36,563
Non-recurring tax benefit	(16,944)
Non-recurring tax charge	1,103
Adjusted net income attributable to common stockholders	$20,722

Diluted net income per share attributable to common stockholders	$1.81

Diluted adjusted net income per share attributable to common stockholders	$1.03

Weighted average common shares outstanding
Diluted	20,154

Year Ended
December 31,
2017

Net income attributable to CAI common stockholders	$72,060
Non-recurring tax benefit	(16,944)
Non-recurring tax charge	1,103
Adjusted net income attributable to common stockholders	$56,219

Diluted net income per share attributable to common stockholders	$3.68

Diluted adjusted net income per share attributable to common stockholders	$2.87

Weighted average common shares outstanding
Diluted	19,607

Conference Call

A conference call to discuss the financial results for the fourth quarter of 2018 will be held on Wednesday, February 20, 2019 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q4 2018 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our fourth quarter 2018 results is available on the “Investors” section of our website, www.capps.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to reflect the impact of a non-recurring tax benefit and a non-recurring tax charge. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of December 31, 2018, CAI operated a worldwide fleet of approximately 1.6 million CEUs of containers, and owned a fleet of 7,279 railcars that it leases within North America. CAI operates through 22 offices located in 12 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, and management's outlook for growth of CAI’s leasing investments. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
Tim Page, Chief Financial Officer
(415) 788-0100
tpage@capps.com